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                                  EXHIBIT 21

                   A LIST OF ALL SUBSIDIARIES OF THE COMPANY

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                  Listing of All Subsidiaries of the Company

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
     1.       Mirage Collection, Inc.

     2.       NetSol (U.K.) Limited

     3.       Network Solutions (Pvt) Ltd.

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